CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 23, 2007 on the consolidated balance sheet of Celsia Technologies, Inc. (formerly iCurie, Inc) as of December 31, 2006, and the related consolidated statements of operations, shareholder’s equity (deficit) and cash flows for the years ended December 31, 2006 and 2005 in the Amended Form SB-2 Registration Statement (File No. 333-128856) of Celsia Technologies, Inc. (formerly iCurie, Inc) dated on or about May 7, 2007 and to the reference to our Firm under the caption “Experts” appearing herein.

PKF Certified Public Accountants A Professional Corporation

New York, New York
May 4, 2007